Exhibit 10.21

Pursuant to Item 601(b)(10)(iv) of Regulation S-K promulgated by the U.S. Securities and Exchange Commission, certain portions of this exhibit have been omitted because it is both not material and the type of information that the company treats as private or confidential.

JOINT VENTURE AND LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is made this 15 day of May, 2023 (the “Effective Date”),

BETWEEN:

ASEP MEDICAL HOLDINGS INC.,

a corporation incorporated under the laws of the Province of British Columbia, Canada having its principal office located at 420 – 730 View Street, Victoria, BC V8W 3Y7

(“ASEP”),

-and-

SEPSET BIOSCIENCES INC.,

a corporation incorporated under the laws of the Province of British Columbia, Canada having its principal office located at 420 – 730 View Street, Victoria, BC V8W 3Y7

(“LICENSOR”),

-and-

SEASPRING W.L.L.

a private limited company incorporated under the laws of the Kingdom of Bahrain having its registered address at Flat 11, Building 293, Road 3207, Block 732, A’ali, Kingdom of Bahrain

(“Seaspring”)

(Each of ASEP, LICENSOR and Seaspring being a “Party” and together the “Parties” to this

Agreement)

NOW THEREFORE, in consideration of the mutual covenants in this Agreement and other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged by each Party, the Parties covenant and agree as follows:

1.	INTERPRETATION

1.1	Definitions. In addition to words and terms defined elsewhere in this Agreement, wherever used in this Agreement, unless the context otherwise requires or unless otherwise expressly provided, the following words and terms shall have the respective meanings ascribed to them as follows, and any derivatives of such terms will have a corresponding meaning:

“Affiliate” means, in respect of a Party: (i) any individual or entity which owns or controls at least 50% of the equity or voting shares of that Party; (ii) any individual or entity at least 50% of whose equity or voting shares are owned or controlled by that Party; or (iii) any individual or entity of which at least 50% of the equity or voting shares is owned or controlled by the same individual or entity owning or controlling at least 50% of the equity or voting shares of that Party, but only for so long as such control exists.

“Applicable Law” means, with respect to any Person, property, transaction, event or other matter, (i) any foreign or domestic constitution, treaty, law, statute, regulation, code, ordinance, principle of common law or equity, rule, municipal by-law, Order or other requirement having the force of law, (b) any policy, practice, protocol, standard or guideline of any Governmental

Authority which, although not necessarily having the force of law, is regarded by such Governmental Authority as requiring compliance as if it had the force of law (collectively in the foregoing clauses (a) and (b), “Law”), in each case relating or applicable to such Person, property, transaction, event or other matter and also includes, where appropriate, any interpretation of Law (or any part thereof) by any Person having jurisdiction over it, or charged with its administration or interpretation.

“Control” means in relation to the LICENSEE, the power of a person to secure that the affairs of the LICENSEE are conducted in accordance with the wishes of that person:

i.	by means of the holding of shares, or the possession of voting power, in or in relation to the LICENSEE; or

ii.	as a result of any powers conferred by the articles of association or any other document regulating the LICENSEE,

and a Change of Control: occurs if a person who controls the LICENSEE ceases to do so or if another person acquires Control of it.

“Combination Product” means a combination of either products or services sold together as a single product in the Field of Use or provided as a service in the Field of Use for a single invoiced price that includes a Licensed Product, and one or more additional components (whether products or services) that are not Licensed Products.

“Commercialization” or “Commercialize” or “Commercializing” means all activities undertaken relating to marketing and promotion (including advertising) of any Licensed Product, and any other activities relating to the distribution, import, offer for sale or sale of any Licensed Product, including: (a) the preparation of submission of filings for Regulatory Approval of the Licensed Product in countries in the Territory; (b) the pre-launch, launch, promotion, marketing, sales force recruitment, pricing determination, sale and/or distribution of Licensed Product, (c) all related strategic marketing, sales force detailing, advertising, and market and product support; (d) all related medical education and liaison and any clinical trials; (e) all customer support and product distribution, invoicing and sales activities; (f) all related post-approval regulatory activities, including those necessary to maintain Regulatory Approvals; and (g) all related target product profile, pricing, and reimbursement related activities including pricing and reimbursement approvals. For avoidance of any doubt, Commercialization does not include research, development or manufacturing.

“Commercial Sale” or “Commercially Sold” means any transaction for which consideration is received or expected by LICENSEE or its Affiliate or SUBLICENSEE for the sale, use, lease, transfer or other disposition of a Licensed Product to a Third Party. In cases of sales by LICENSEE or its Affiliate to a SUBLICENSEE for further resale or use, “Commercial Sale” shall mean the final transaction by such SUBLICENSEE with a Third Party. A Commercial Sale of a Licensed Product shall be deemed to have occurred under this Agreement on the date that the Licensed Product is shipped, distributed, billed or paid for, whichever occurs first.

“Confidential Information” means (i) the Know-How, and (ii) any information that is non- public, confidential, or proprietary and that may derive economic value, whether actual or potential, form not being readily known, and includes, without limitation, business information, trade secrets, unpublished patent applications related to the Licensed Technology or any LICENSOR Improvements, LICENSEE Improvements or Joint Improvements, and any other information related to the Licensed Technology or any Licensed Product, whether written, oral, or in electronic form.

“Discloser” has the meaning described in Section 5.1(b).

“Distributor” means a Person to whom LICENSEE or its Affiliates have granted, express or implied, the right to distribute Licensed Products under the terms of a written agreement.

“Field of Use” means the field of sepsis diagnostic testing.

“Governmental Authority” means: (i) any domestic or foreign government, whether national, federal, provincial, state, territorial, municipal or local (whether administrative, legislative, executive or otherwise); (ii) any agency, authority, ministry, department, regulatory body, court, central bank, bureau, board or other instrumentality having legislative, judicial, taxing, regulatory, prosecutorial or administrative powers or functions of, or pertaining to, government; (iii) any court, tribunal, commission, individual, arbitrator, arbitration panel or other body having adjudicative, regulatory, judicial, quasi-judicial, administrative or similar functions; and (iv) any other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange or professional association.

“including” means including without limitation or prejudice to the generality of any description, definition, term or phrase preceding or following that word.

“Intellectual Property” means any property, tangible or intangible, that may be subject to Intellectual Property Rights, including ideas, formulae, algorithms, concepts, techniques, processes, procedures, protocols, approaches, methodologies, plans, systems, research, information, documentation, data, data compilations, specifications, requirements, designs, diagrams, programs, inventions, technologies, software (including its source materials), tools, products knowledge, Know-How, trade secrets, unpublished patent applications, and other materials or things.

“Intellectual Property Rights” means any and all intellectual property rights of any nature and kind whatsoever and all legal protection therein throughout the world recognized by Applicable Law, whether or not registered or registrable, including copyright, moral rights, trademarks, patents and patent applications, industrial designs, semiconductor chips or mask works, database rights, trade secrets, right to privacy and confidential information, and all applications, registrations, renewals, extensions, continuations, divisions, reissues, and restorations relating to any such rights (where applicable), and all other applications registrations or grants of rights analogous thereto, and including the right to apply for the foregoing now or hereafter in force and effect throughout all or any part of the world.

“Joint Improvements” means any modifications, enhancements, upgrades or additions to the Licensed Technology made or created by or on behalf of LICENSEE and LICENSOR jointly.

“Know How” means any and all trade secrets, technical expertise, knowledge, and confidential information of LICENSOR and its Affiliates, whether patentable or unpatentable, related to the Licensed Invention and reasonably necessary for the Commercialization of Licensed Products in the Territory, whether in written, machine readable, drawing, or oral form, including all technical information, raw material, data, product specifications, protocols, processes and designs, operating and production data, calculations, computer programs, instructions and techniques, quality control and other standards, and drawings relating thereto developed by LICENSOR and its Affiliates and Representatives.

“Licensed Invention” means the technology developed by Dr. Robert Hancock and certain co- inventors, referred to as: “Sepset ER” (LICENSOR’s first-generation sepsis diagnostic test, which, subject to verification by clinical trial, predicts the likelihood that patients will acquire severe sepsis).

“Licensed Patents” means any patents and patent applications of LICENSOR and/or its Affiliates that claim or cover the Licensed Invention and are filed in any country within the Territory including any provisionals, substitutions, divisions, continuations, continuations-in- part, reissues, renewals, registrations, confirmations, reexaminations, extensions, or supplementary protection certificates, anywhere in the Territory, that claim, cover or derive priority from, or involve the Licensed Invention.

“Licensed Product” means a product, process or service that makes use of the Licensed Invention in any country in the Territory to predict the likelihood that patients will acquire severe sepsis, and includes any Combination Product.

“Licensed Technology” means the Licensed Invention, all Know-How related to the Licensed Invention, and all Intellectual Property Rights in the Territory of LICENSOR and its Affiliates therein, including Licensed Patents.

“LICENSEE” has the meaning assigned in Section 2.1.

“LICENSEE Improvements” means any modifications, enhancements, upgrades or additions to the Licensed Technology made or created solely by or on behalf of LICENSEE without any involvement or input from LICENSOR or its Representatives of any kind; provided that the performance of LICENSOR’s obligations under Section 4.2 shall not be, or be deemed to be, the involvement or input of any kind by LICENSOR in connection with the foregoing.

“LICENSOR Improvements” means any modifications, enhancements, upgrades or additions to the Licensed Technology made or discovered in whole or in part by or on behalf of LICENSOR or its Representatives.

“Order” means any order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Governmental Authority.

“Patent Prosecution” means, in relation to any patents in the Territory based on the Licensed Technology, the responsibility and authority for (a) preparing, filing and prosecuting applications (of all types) for any patent(s), (b) paying, filing and maintenance fees relating to any patent(s), (c) managing any interference, opposition, re-issue, re-examination, revocation, nullification, or cancellation proceeding relating to the foregoing, (d) deciding to abandon patent(s) and (e) settling any interference, opposition, revocation, nullification or cancellation proceeding.

“Person” is to be broadly interpreted and includes an individual, a corporation, a partnership, a trust, an unincorporated organization, a Governmental Authority, and the executors, administrators or other legal representatives of an individual in such capacity.

“Regulatory Approval” means, with respect to any Licensed Product in any country in the Territory, any approval, registration, license or authorization from a Regulatory Authority in such country that is necessary to market and sell such Licensed Product in such country.

“Regulatory Authority” means, with respect to any country in the Territory, any Governmental Authority responsible for granting Regulatory Approvals for Licensed Products in such country.

“Representatives” means, in respect of a Party, that Party’s directors, officers, agents, representatives, medical and professional staff, employees and contractors, and professional advisors.

“Recipient” has the meaning ascribed to it in Section 5.1 (Exclusions).

“Sublicense” means a sublicense granted by LICENSEE under Section 2.3(d) (Grant of License).

“Sublicensed Technology” means the Licensed Technology, or any part thereof, that are the subject matter of a Sublicense.

“SUBLICENSEE” means any recipient of a Sublicense appointed in accordance with the terms of this Agreement.

“SUBLICENSEE Improvements” means any modifications, enhancements, upgrades or additions to the Licensed Technology made or created solely by or on behalf of a SUBLICENSEE without any involvement or input from LICENSOR or its Representatives, or any involvement or input from LICENSOR or its Representatives of any kind; provided that the performance of LICENSOR’s obligations under Section 4.2 shall not be, or be deemed to be, the involvement or input of any kind by LICENSOR in connection with the foregoing.

“Tax Act” means the Income Tax Act (Canada).

“Territory” means the following countries: Algeria, Bahrain, Djibouti, Egypt, Iran, Iraq, Jordan, Kuwait, Lebanon, Libya, Morocco, Oman, Qatar, Saudi Arabia, State of Palestine, Sudan, Syrian Arab Republic, Tunisia, United Arab Emirates and Yemen.

“Term” has the meaning ascribed to it in Section 8.1 (Term).

“Third Party” means an entity other than (a) LICENSOR and its Affiliates and (b) LICENSEE and its Affiliates, as the context requires and as applicable.

1.2	Extended Meanings. As the context requires, words in this Agreement importing the singular number include the plural, and vice versa; words importing the masculine, feminine or neuter genders include the others; and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations. The terms “provision” and “provisions” in this Agreement refer to terms, conditions, provisions, covenants, obligations, undertakings, warranties and representations in this Agreement. Where a word or term is defined in this Agreement, other parts of speech and grammatical forms of the same word or term shall have a corresponding meaning.

1.3	Headings and Alpha-numeration. The headings and alpha-numeration used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.4	All written communications between the LICENSEE and LICENSOR, and documents to be produced pursuant to this Agreement, shall be in the English language.

2.	FORMATION OF LICENSEE; LICENSE GRANT

2.1	Formation of LICENSEE. Within thirty (30) days of the execution of this Agreement (the “Formation Date”), the Parties will form a joint venture entity in the Kingdom of Bahrain (the “LICENSEE”), which will have a board of directors comprised of one (1) representative of each of ASEP and Seaspring.

2.2	Adherence to Agreement by LICENSEE. On the Formation Date, LICENSEE will adhere to this Agreement and agree to by bound to all the obligations relating to LICENSEE as a Party hereto.

2.3	Grant of License: Subject to the terms of this Agreement LICENSOR grants to LICENSEE, with effect as of the Formation Date, a sole, non-transferable, royalty-free license to and under the Licensed Technology in the Field of Use in the Territory for the Term, to:

(a)	Commercialize and use Licensed Products;

(b)	copy, translate or add to any or all of the Licensed Technology for purposes Commercializing and using Licensed Products in the Field of Use in the Territory;

(c)	obtain Regulatory Approvals for the Licensed Products in the Territory in accordance with Section 6.2 (Governmental Approvals); and

(d)	grant sublicenses of all rights set out in Sections 2.3 (a) to Error! Reference source not found. (Grant of License) on written terms and conditions in compliance with and not inconsistent with the terms and conditions set forth in this Agreement;

(collectively, the “License”).

2.4	The License granted pursuant to Section 2.3 shall, in respect of each country within the Territory, be conditional on: (a) the LICENSEE adhering to this Agreement, and (b) the LICENSEE, whether by itself or through the appointment of one or more SUBLICENSEEs, Commercializing the Licensed Technology (or as appropriate the Sublicensed Technology) to the reasonable satisfaction of LICENSOR. LICENSOR shall review the performance of the LICENSEE (and any SUBLICENSEEs) on the second anniversary of this Agreement and annually thereafter. The LICENSEE shall fully cooperate in such reviews and shall provide to LICENSOR all information requested by LICENSOR to reasonably review the performance of the LICENSEE and its SUBLICENSEEs.

2.5	Appointment of SUBLICENSEEs.

(a)	The appointment of any SUBLICENSEE shall be subject to the prior written approval of LICENSOR. For avoidance of any doubt, with respect to all Affiliates of LICENSEE that LICENSEE wishes to involve in connection with Commercialization or use of Licensed Product or use of the Licensed Technology under the License, LICENSEE must first have those Affiliates appointed as SUBLICENSEEs and enter into a Sublicense in accordance with Sections 2.5 and 2.6.

(b)	Prior to entering into a sublicense with any proposed SUBLICENSEE (“Proposed SUBLICENSEE”) the LICENSEE shall provide to LICENSOR a written document (“Business Case”) in terms reasonably acceptable to LICENSOR detailing:

(i)	the name, registered address and corporate number (or other unique identifier) of the Proposed SUBLICENSEE;

(ii)	such other information relating to the Proposed SUBLICENSEE, its directors, shareholders, interest holders and other connected parties as LICENSOR may reasonably require;

(iii)	those country(s) within the Territory that the Proposed SUBLICENSEE intends to exercise the rights and obligations granted to it pursuant to any Sublicense;

(iv)	a plan demonstrating how the SUBLICENSEE intends to Commercialise the Licensed Products;

(v)	The planned expenditure intended to be undertaken by the SUBLICENSEE; and

(vi)	Such other information as LICENSOR may reasonably require.

(c)	Within ten days of receiving the Business Case LICENSOR shall provide its written consent to the grant of a Sublicense to the Proposed SUBLICENSEE (which may be subject to such conditions as LICENSOR shall in its discretion require) or provide written reasons why it declines to grant consent. In the event that LICENSOR has not provided a written response within this ten-day period then LICENSOR shall be deemed to have consented to the appointment of the Proposed SUBLICENSEE.

2.6	Sublicensing. The terms upon which the LICENSEE appoints a SUBLICENSEE shall be subject to the prior written approval of Licensor, including any Distributor. As a minimum LICENSEE shall:

(a)	ensure that the Sublicense conforms in all material respects with the contents of the Business Case and contains an effective mechanism to enable the LICENSEE to monitor the SUBLICENSEE’s compliance with the terms of the Sublicense;

(b)	ensure that all SUBLICENSEEs are bound by terms consistent with and no less protective than those contained in this Agreement relating to the LICENSEE, as applicable;

(c)	provide in the Sublicense that the SUBLICENSEE shall not in any way challenge, impair or encumber the Sublicensed Technology or apply for any intellectual property registrations in respect of any Sublicensed Technology;

(d)	provide in the Sublicense that all SUBLICENSEE Improvements are to be owned jointly by LICENSOR and the SUBLICENSEE;

(e)	ensure that any Sublicense shall terminate automatically on termination or expiry of this Agreement unless the SUBLICENSEE and LICENSOR agree to assign the Sublicense to LICENSOR;

(f)	ensure that any Sublicense shall terminate upon any breach of the Sublicense by the SUBLICENSEE which is not cured within 30 days of notice of the breach;

(g)	ensure that any Sublicense provides that LICENSOR is a third party beneficiary, with the right to carry out and enforce any and all of the rights of LICENSEE under the Sublicense;

(h)	promptly provide LICENSOR with a complete copy of each Sublicense agreement and all amendments, side letters and all other related documents following the execution of such documents;

(i)	not be relieved, by virtue of the Sublicense, of any of LICENSEE’s obligations under this Agreement, and any act or omission by a SUBLICENSEE that would have constituted a breach of this Agreement had it been an act or omission by LICENSEE shall constitute a breach of this Agreement by LICENSEE;

(j)	contain no grant of any right to the SUBLICENSEE to further sublicense the Sublicensed Technology;

(k)	ensure that the Sublicense contains undertakings from the SUBLICENSEE that the SUBLICENSEE will not Commercialise the Sublicensed Technology or Licensed Products outside of the countries within the Territory as approved by the LICENSEE from time-to-time;

(l)	require that the SUBLICENSEE shall provide LICENSOR with such information as it may reasonably require to enable LICENSOR to verify SUBLICENSEE’s compliance with the terms of the Sublicense (as the same may be amended from time- to-time);

(m)	require that the SUBLICENSEE indemnifies in writing LICENSOR Indemnitees in the same manner as required from LICENSEE under Section 7.5 (LICENSEE Indemnity). LICENSEE shall require each SUBLICENSEE to have adequate insurance coverage to meet its indemnity obligations, similar to that provided in Section 7.9 (Insurance); and

(n)	promptly notify LICENSOR of any breach of a Sublicense by a SUBLICENSEE that the LICENSEE becomes aware of.

2.7	License Restrictions. LICENSEE acknowledges and agrees that LICENSEE shall not, and shall request in writing that its SUBLICENSEEs do not, and shall take all commercially reasonable steps to cause its Affiliates not to, at any time, subject to Section 4.4 (Patent Prosecution and Maintenance) do any of the following:

(a)	use the Licensed Technology for any purpose except as authorized or otherwise contemplated by this Agreement, nor in any manner reasonably likely to negate, impair, encumber, or dilute any of the rights of LICENSOR in or to the Licensed Technology (provided that the use of the Licensed Technology as authorized or otherwise contemplated by this Agreement shall not be or be deemed to be contrary to or in breach of this Section 2.7(a)); and/or

(b)	dispute or contest the validity or enforceability of the Intellectual Property Rights in the Licensed Technology or the rights of LICENSOR in and to the Licensed Technology.

2.8	Reservation of Rights. Except as expressly set forth herein, (a) LICENSOR reserves all right, title and interest in and to the Licensed Technology, and (b) LICENSEE does not receive any license or other right or interest, by implication or otherwise, under any Licensed Technology or other Intellectual Property Rights of LICENSOR or its Affiliates.

2.9	Patentability. LICENSEE acknowledges and agrees that the Licensed Technology is provided “AS IS” and it has and shall continue to rely exclusively upon its own diligent inquiries and assessments of the patentability of the Licensed Invention, the freedom to operate analysis for the Licensed Technology and the Licensed Products, and to determine the commercial potential thereof.

3.	LICENSE FEE, SALES, REPORTING AND RECORD-KEEPING

3.1	License Fee. The Parties acknowledge and agree that ASEP will, as of the Formation Date, will receive payment in full of a one-time license fee for the license granted under this Agreement by the issuance to ASEP of shares equal to 50% of LICENSEE.

3.2	Sales, Transfer and Encumbrance Restrictions. Neither LICENSEE, its Affiliates nor any SUBLICENSEE may sell, lease, license or otherwise dispose of any Licensed Products in the Territory (a) other than (i) in a Commercial Sale or to maintain inventories intended for Commercial Sale or (ii) to implement, enable and support distribution processes to support Commercial Sales or (iii) for Regulatory Authority review or Regulatory Approval purposes in the Territory or where required by Applicable Law in the Territory, or (b) for use other than in the Field of Use. LICENSEE shall ensure that Licensed Products that are stored, distributed, sold or otherwise disposed of by LICENSEE or any of its Affiliates or SUBLICENSEEs are not distributed, shipped, sold or otherwise disposed of outside of the Territory, whether directly or indirectly.

3.3	Marking. In any country in the Territory where a Licensed Product is being distributed, stored or sold and there is at least one Licensed Patent in that country, LICENSEE shall include appropriate patent marking on all Licensed Products distributed, stored, sold, or otherwise properly disposed of by LICENSEE and its Affiliates, which patent marking shall be in accordance with appropriate patent marking laws of the country in the Territory in which such products are distributed, stored, sold, or otherwise disposed of.

3.4	Notice of First Commercial Sale. LICENSEE will notify LICENSOR in writing of the date of the first Commercial Sale of Licensed Product in each country in the Protected Territory, within thirty (30) days after the date of such first Commercial Sale.

3.5	Quarterly Reports after First Commercial Sale. Once LICENSEE or any of its Affiliates or SUBLICENSEEs has a first Commercial Sale of any Licensed Product, the terms that follow in this Section 3.5 shall apply. LICENSEE will deliver to LICENSOR, within sixty (60) days after the end of each calendar quarter following the first Commercial Sale (each, a “Reporting Period”), a written report (each a “Quarterly Report”) providing to LICENSOR a reasonable level of information regarding all Commercial Sales for the applicable Reporting Period, which has been signed and certified as correct by LICENSEE’s chief executive officer, chief financial officer, or a substantially equivalent executive officer. The Quarterly Report shall provide, broken down separately for each country in the Territory, during the Reporting Period: (a) the quantity of the Licensed Product Commercially Sold by each of LICENSEE, each LICENSEE Affiliate and each SUBLICENSEE; (b) the gross sales amounts for the Licensed Product Commercially Sold by each of LICENSEE, each LICENSEE Affiliate and each SUBLICENSEE; and (c) the amount of royalties, fees and other consideration received by LICENSEE from each SUBLICENSEE with respect to the Licensed Technology and/or Licensed Product during the Reporting Period.

3.6	Books and Records. LICENSEE will maintain, and shall require its Affiliates and SUBLICENSEEs to maintain, accurate and correct records and books of account relating to the storage, distribution, sale, and other disposition of all Licensed Products, its use of the Licensed Technology and all other requirements as set forth in this Agreement, all in accordance with U.S. Generally Accepted Accounting Practices (GAAP). LICENSEE and its Affiliates and SUBLICENSEEs shall retain those books and records during the Term and for at least five (5) years after the termination or expiration of this Agreement.

3.7	Audits. LICENSOR may have an independent accounting firm selected by LICENSOR and acting as its representative (an “Auditor”) inspect and audit the books and records relating to the License, Licensed Products and the Licensed Technology of each of LICENSEE and its Affiliates and any SUBLICENSEE at intervals of once each calendar year during the Term, and for a period of five (5) years after the termination or expiration of this Agreement, during normal business hours for the purpose of verifying compliance with the terms of this Agreement. The Auditor shall have the right to disclose to LICENSOR its observations and conclusions, and the information supporting same. All information of LICENSEE and its Affiliates and any SUBLICENSEE shall form part of LICENSEE’s Confidential Information for purposes of this Agreement. The expense of any such audit shall be borne by LICENSOR unless the audit reasonably discloses non-compliance by any of LICENSEE, its Affiliates and any SUBLICENSEE of the terms of this Agreement, in which case, LICENSEE will promptly reimburse LICENSOR for the costs of the audit and, for the following two (2) years, LICENSOR’s Auditor will have the right to audit the books and records of LICENSEE, its Affiliates and any SUBLICENSEEs at or after the end of each Reporting Period in accordance with and following the terms and process set out above in this paragraph.

4.	INTELLECTUAL PROPERTY

4.1	Ownership. As between LICENSOR, LICENSEE and any SUBLICENSEE, LICENSOR shall own all Licensed Technology, Licensed Patents, if any, and other Intellectual Property conceived or reduced to practice, in whole or in part by LICENSOR or by LICENSOR’s Representatives.

4.2	Know-How. LICENSOR shall furnish a summary of the Know-How to LICENSEE within a reasonable period of time following the Effective Date including, to the extent not already in LICENSEE’s possession, any Licensed Patents, together with all documentation that is reasonably necessary for understanding the Licensed Technology at the level of and for purposes of Commercialization efforts, to the extent that it exists and is within the control of LICENSOR, along with oral explanations of the Know-How, as requested by LICENSEE, and of unwritten Confidential Information. For avoidance of any doubt, LICENSOR is not under any obligation to disclose any research, development or manufacturing-related Know-How to LICENSEE.

4.3	Improvements.

(a)	All of the LICENSEE Improvements, LICENSOR Improvements and Joint Improvements and any Intellectual Property Rights associated therewith, shall be owned by and the Confidential Information of LICENSOR.

(b)	SUBLICENSEE Improvements, and any Intellectual Property Rights associated therewith, shall be owned by SUBLICENSEE and LICENSOR jointly, with LICENSOR having an irrevocable, royalty-free, world-wide right and license to make, use, sell, offer for sale, disclose and otherwise exploit the SUBLICENSEE Improvements as LICENSOR sees fit (including through the granting of sublicenses) and without any duty to account for any royalties or other fees or consideration to SUBLICENSEE.

(c)	LICENSEE will, as soon as reasonably possible after a LICENSEE Improvement becomes known to LICENSEE, confidentially disclose in writing to LICENSOR a description of the LICENSEE Improvement and the LICENSEE Improvement shall form part of the Licensed Technology and shall be licensed to the LICENSEE in accordance with the terms of this Agreement.

4.4	Patent Prosecution and Maintenance.

(a)	Matters related to Patent Prosecution of all Licensed Patent(s) shall be the sole responsibility and obligation of LICENSOR, provided, however, that LICENSEE shall be given reasonable opportunity to review and comment on any such Patent Prosecution decisions but only to the extent that such decisions relate to LICENSEE or the License granted to LICENSEE under this Agreement. LICENSEE agrees to sign all documents and take all actions reasonably requested by LICENSOR, at the expense of LICENSOR, in connection with the Patent Prosecution of the Licensed Patents.

(b)	Except as provided in Section (e), all Licensed Patents shall be filed and maintained in the name of LICENSOR.

(c)	Except as provided in Section (e), any patents arising from a Joint Improvement shall be filed and maintained in the name of LICENSOR.

(d)	Any patents arising from a LICENSEE Improvement shall be filed and maintained in the name of LICENSEE.

(e)	LICENSOR may, in its sole discretion, elect to discontinue any Patent Prosecution of any Licensed Patent in any jurisdiction in the Territory on a patent-by-patent basis provided that, LICENSOR shall deliver not less than 60 days prior written notice to LICENSEE of its intention to discontinue such Patent Prosecution and LICENSEE may elect, upon LICENSOR’s discontinuance or otherwise abandonment of such Patent Prosecution, to proceed with such Patent Prosecution and to otherwise maintain and continue the applicable Licensed Patents in such country in the Territory, and LICENSOR shall sign such documents and other instruments as may be reasonably requested by LICENSEE, at the expense of LICENSEE, to transfer assign the registration of such Licensed Patents in such country in the Territory in the name of LICENSEE, and LICENSOR shall cease to have any further rights to such Licensed Patent in that country, and this Agreement shall be amended, and be deemed to be amended, accordingly.

4.5	Fees and Cost. Subject to Section 4.4(e) (Patent Prosecution and Maintenance), all costs for Patent Prosecution of Licensed Patents shall be borne by LICENSOR.

4.6	Third Party Infringement – Notice. Each Party shall inform the other Party promptly in writing of any alleged infringement of any Licensed Technology or Licensed Patent by a Third Party of which it has knowledge and provide any available evidence of such alleged infringement, with the proviso that LICENSOR only need inform LICENSEE of any such alleged infringement that LICENSOR becomes aware of to the extent such alleged infringement impacts the rights received by the LICENSEE under the License with respect to the Territory.

4.7	Defence of Claims of Infringement of Third Party Rights. If the direct or indirect use, leasing, sale, distribution, importation, or exportation within the Territory of any Licensed Products by LICENSEE, its Affiliates, or SUBLICENSEEs pursuant to this Agreement results in any claim of patent infringement by a Third Party against LICENSEE or LICENSOR (but excluding therefrom any Third Party claims that the Licensed Technology or Licensed Patents infringe the Intellectual Property Rights of that Third Party), then LICENSEE or LICENSOR, as applicable, shall promptly notify the other Party of each such claim that might, if successful, prejudice the scope of any claim of a Licensed Patent or the Licensed Technology (a “Licensed Patent-Associated Claim”), and all particulars thereof in writing within ten (10) days of such Party receiving notice of such infringement. The following provisions shall apply to any Licensed Patent-Associated Claim, subject to Sections 7.5 (LICENSEE Indemnity) and Section 7.8 (LICENSOR Indemnity):

(a)	if the Licensed Patent-Associated Claim is only brought against one of the Parties, then that Party shall have the first and primary right (but not the obligation) to, at its own expense, defend and control the defence of that Licensed Patent-Associated Claim using counsel of its own choice, and in consultation with the other Party;

(b)	if the Licensed Patent-Associated Claim is brought against both of the Parties, then LICENSOR shall have the first and primary right (but not the obligation) to, at its own expense, defend and control the defence of that Licensed Patent-Associated Claim using counsel of its own choice, and in consultation with LICENSEE; provided that such counsel shall be acceptable to LICENSEE, acting reasonably, as notified by LICENSEE in writing to LICENSOR; and provided further that if a representation of both Parties by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences), then LICENSEE shall be entitled to engage counsel of its own choice to represent LICENSEE, at LICENSEE’s own expense;

(c)	if LICENSOR fails to exercise its primary right in paragraph (b) above, then LICENSEE may defend itself in such Licensed Patent-Associated Claim at its own expense;

(d)	any settlement, consent judgment or other voluntary disposition of any action arising in relation to a Licensed Patent-Associated Claim against a Party may not be made by the other Party without the approval of the Party against whom it is made, which approval shall not be unreasonably withheld or delayed; and

(e)	each Party agrees to cooperate with and assist the other Party in any reasonable manner deemed necessary by the other Party in its defence against Licensed Patent-Associated Claims and each Party shall reimburse the other Party for all reasonable out-of-pocket expenses incurred by providing such cooperation and assistance.

4.8	Right to Prosecute Third Party Infringement. If either Party suspects or determines that a Licensed Patent is infringed by the products or services of a Third Party (each, a “Patent Infringement”), then it will promptly notify the other Party of such suspicion or determination, and the following provisions shall apply.

(a)	LICENSOR have the exclusive right, but not the obligation, at its own cost and expense, to institute, prosecute and control any action or proceeding in relation to such Patent Infringement by counsel of its choice. LICENSOR shall notify the LICENSEE within one hundred fifty (150) days of its receipt of notice that the Patent Infringement may be occurring, or within such other period to which the Parties may agree in writing, of LICENSOR’s election as to whether or not to seek to enforce a Licensed Patent against an alleged Third Party infringer;

(b)	if LICENSOR elects to seek to enforce a Licensed Patent against an alleged Third- Party infringer under a Patent Infringement, then LICENSEE shall, upon the request of LICENSOR, provide all reasonable cooperation and assistance, including signing all documents necessary to enable LICENSOR to, at LICENSOR’s own expense and subject to its sole discretion, take steps to enforce such Licensed Patent, and LICENSOR shall reimburse the other Party for any out of pocket expenses incurred in providing such cooperation and assistance, and any settlement or award of damages or other monies paid or payable in that Patent Infringement Claim shall be paid to, and for the account and sole benefit of, LICENSOR;

(c)	if LICENSOR elects not to seek to enforce a Licensed Patent against an alleged Third Party infringer under a Patent Infringement, and if LICENSEE can clearly show with reasonable evidence and a legal opinion from competent patent litigation counsel with at least 15 years experience that the Third Party infringes a Licensed Patent in the Territory, then LICENSEE may (but is not obligated to) do so in its sole discretion and expense with notice to LICENSOR, and if LICENSEE does so and provide such notice to LICENSOR, then LICENSOR shall, upon the request of the other Party, provide all reasonable cooperation and assistance, including signing all documents necessary to enable the LICENSEE to, at the LICENSEE’s own expense and subject to its sole discretion, take steps to enforce such Licensed Patent, and LICENSEE shall reimburse LICENSOR for any out-of-pocket expenses incurred by providing such cooperation and assistance, and any settlement or award of damages or other monies paid or payable in that Patent Infringement Claim shall be paid to, and for the account and sole benefit of, the LICENSEE;

(d)	if new evidence of infringement by the alleged Third Party infringer emerges at any time after LICENSOR elects not to seek to enforce a Licensed Patent and before LICENSEE provides the notice under Section 4.8(c), then LICENSOR shall have sixty(60) days to reconsider if it wishes to elect to seek to enforce the Licensed Patent against the alleged Third Party infringer, and if LICENSOR then elects to do so and provides notice of same to LICENSEE, then LICENSOR shall have the right once again to proceed pursuant to Section 4.8(b);

(e)	any settlement, consent judgement or other voluntary disposition of such action or proceeding that might reasonably be interpreted as limiting the scope of any claim of a Licensed Patent must be approved by LICENSOR, which approval shall not be unreasonably withheld or delayed; and

(f)	notwithstanding the foregoing, in every legal action or proceeding involving any Licensed Technology or any Licensed Patent, the Parties will cooperate and assist each other, as reasonably necessary. If either LICENSOR or LICENSEE must be joined as a party to any litigation, the Party being so joined shall do so at the full expense of the Party that initiated the litigation.

5.	CONFIDENTIALITY

5.1	Exclusions. Notwithstanding the other provisions of this Agreement, this Agreement imposes no obligations on the recipient of Confidential Information (the “Recipient”) to maintain the secrecy and/or confidentiality of Confidential Information that:

(a)	is or becomes a matter of public knowledge by means other than a breach of this Agreement by the Recipient;

(b)	is received by the Recipient from a Third Party who did not require the Recipient to hold it in confidence and who did not acquire it, directly or indirectly, from the disclosing Party (the “Discloser”) under a continuing obligation of confidence known to the Recipient;

(c)	is disclosed by the Recipient after the Recipient obtained the Discloser’s written consent to make such disclosure; or

(d)	is required to be disclosed and is in fact disclosed on a non-confidential basis pursuant to a governmental, administrative or judicial process as contemplated by Section 5.2 (Disclosure in Legal Process).

5.2	Disclosure in Legal Process. If the Recipient is required by governmental, administrative, or judicial process to disclose any Confidential Information, the Recipient shall, promptly and prior to any such disclosure, notify the Discloser and provide the Discloser assistance with any reasonable effort to obtain confidential treatment for such disclosure.

5.3	Recipient’s Obligations Respecting Discloser’s Confidential Information. Each Party, as Recipient, acknowledges and agrees that:

(a)	the other Party, as Discloser, may, from time to time, disclose Confidential Information solely in furtherance of this Agreement;

(b)	it shall not use any Confidential Information of the Discloser for any purpose other than furthering the objectives of this Agreement, or as otherwise contemplated under this Agreement;

(c)	it shall take all necessary precautions against unauthorized disclosure or misuse of the Discloser’s Confidential Information being at least the same or similar precautions as it would take to preserve the confidentiality of its own confidential information of a similar nature;

(d)	Recipient shall not, directly or indirectly, disclose, allow access to, transmit,communicate or make known the Confidential Information of the Discloser or any part thereof to any Third Party other than those of its (and its Affiliates’) Representatives who reasonably require access to the same to permit the Recipient to realize the objects and purposes of this Agreement, to perform its obligations or exercise its rights and entitlements under this Agreement, provided that the Recipient first requires that each such person agrees, prior to any such disclosure, to be bound to the Recipient by obligations of confidence equivalent to those of this Agreement, and any breach of any such obligation by any such person shall be deemed a breach of this Agreement by the Recipient; and

(e)	except in respect of any information, report or document required to be provided by an express term of this Agreement, upon the request of the Discloser on or after the date of termination of this Agreement, it shall immediately return to the Discloser all materials, including all copies in whatever form, containing the Discloser’s Confidential Information, or any part thereof, which are in the possession or control of the Recipient or any person for whom the Recipient is legally responsible under this Agreement or otherwise.

5.4	Each of LICENSEE and Seaspring acknowledges and agrees that the Licensed Technology constitutes the most important Confidential Information of LICENSOR and is critical to LICENSOR’s business.

6.	LEGAL REQUIREMENTS

6.1	Compliance with Law. In exercising its rights and entitlements under this Agreement, or in performing its obligations under this Agreement, each Party shall fully comply with the requirements of any and all Applicable Laws.

6.2	Governmental Approvals. LICENSEE shall be solely responsible for applying for and obtaining in its name or the name of its Affiliate any and all Regulatory Approvals (including licenses, approvals, permits and applications) required by any Governmental Authority in each of the countries in the Territory in connection with the sale, distribution, promotion or supply of Licensed Products by LICENSEE in the Territory including, where required by Applicable Laws in such countries, the organization and performance of local clinical trials in such countries to produce clinical studies to support such Regulatory Approvals (collectively, “Regulatory Approval Efforts”). LICENSEE shall be solely responsible for obtaining all necessary Regulatory Approvals and other regulatory requirements for the sale of a Licensed Product in a specific country by LICENSEE and LICENSEE shall pay for all expenses incurred to obtain such compliance. LICENSOR agrees to support the Regulatory Approval Efforts and to provide, where available and reasonably applicable, information related to any Regulatory Approvals obtained by LICENSOR in the United States of America or another country outside of the Territory. LICENSOR shall be entitled to charge LICENSEE for the time of LICENSOR’s personnel in respect of supporting the Regulatory Approval Efforts on a time and materials basis at LICENSOR’s consulting hourly rates for such personnel.

7.	REPRESENTATIONS, WARRANTIES, INDEMNITIES, COVENANTS

7.1	Representations and Warranties - Each of the Parties. Each Party represents and warrants to the other Party that:

(a)	it is incorporated and in good standing under the laws of the jurisdiction under which it is incorporated;

(b)	it has the power, authority and capacity to enter into this Agreement and to carry out the transactions required to be carried out by this Agreement, all of which have been duly authorized by it;

(c)	it has complied with all Applicable Laws as required for the performance of its obligations under this Agreement;

(d)	this Agreement constitutes a legal, valid and binding obligation of it, enforceable in accordance with the provisions of this Agreement, except as performance may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

(e)	it has not given any promise or undertaking, express or implied, to any Third Party which would:

(i)	preclude it from fulfilling its obligations under the Agreement; or

(ii)	cause it to breach an agreement with a Third Party;

(f)	it is not a non-resident for the purposes of the Tax Act;

(g)	it is not subject to proceedings or processes under the bankruptcy or insolvency laws of any jurisdiction in the world; and

(h)	it has no knowledge of any legal proceeding or order pending against or, to its knowledge, threatened against it or any of its properties or otherwise that could adversely affect or restrict its ability to perform its obligations under this Agreement, or that in any manner draw into question the validity of this Agreement or the license granted herein.

7.2	LICENSEE’s undertakings.

(a)	Within 6 months of receiving Regulatory Approval for at least one country in the Territory and Licensed Product being available to supply to LICENSEE from either LICENSOR or an entity approved by LICENSOR, LICENSEE shall make all commercially reasonable efforts to achieve a First Commercial Sale and to thereafter continuously and diligently grow Commercial Sales in that country and in each and every other country in the Territory for which Regulatory Approvals are achieved for the Licensed Product. All Licensed Product acquired from LICENSOR or any of its Affiliates or suppliers shall be supplied and paid for by LICENSEE pursuant to LICENSOR’s supply agreement. All Licensed Product supplied by or on behalf of LICENSOR to LICENSEE shall be at a price to be negotiated by LICENSOR and LICENSEE.

(b)	The LICENSEE covenants and undertakes:

(i)	not to Commercialise or use any Licensed Product outside of the Territory either directly or indirectly;

(ii)	except to the extent expressly provided under the License during the Term, not to use or otherwise exploit, directly or indirectly, any of the Licensed Technology for any purpose, whether within the Territory or outside of the Territory; and

(iii)	to effectively monitor the SUBLICENSEE’s compliance with the terms of any Sublicense at intervals of not less than every six months, and to provide LICENSOR with details of any material non-compliance promptly and in any event within two days of becoming aware of the same.

7.3	Representations and Warranties of LICENSOR. LICENSOR represents and warrants to LICENSEE that:

(a)	there is no requirement to make any filing with, give any notice to or obtain any consent from any person as a condition to the lawful consummation of this Agreement;

(b)	all Persons who, either alone or with others, have developed, created, invented or designed any of the Licensed Technology and/or the Licensed Patents have transferred and assigned all of their right, title and interest, including all of their Intellectual Property Rights, in and to such Licensed Technology and Licensed Patents to LICENSOR or its licensor, and have waived all of their moral rights thereto;

(c)	LICENSOR or its licensor is the sole owner of the Licensed Patents and Licensed Technology or otherwise has the full power and authority to grant to LICENSEE the rights set forth in this Agreement;

(d)	LICENSOR is not aware of any rights superior to those of LICENSOR which would prevent LICENSEE from fully exercising the rights licensed to it under this Agreement;

(e)	to LICENSOR’s knowledge and belief, the Licensed Patents and the Licensed Technology do not infringe any patents or Intellectual Property Rights of LICENSOR or of any Third Party; and

(f)	there are no liens, encumbrances or other charges over any of the Licensed Technology or the Licensed Patents.

7.4	Disclaimer of Representations and Warranties and Assumption of Risk.

(a)	EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT: (1) THE LICENSED TECHNOLOGY AND ALL OTHER INTELLECTUAL PROPERTY RIGHTS GRANTED UNDER THIS AGREEMENT ARE SUPPLIED AND LICENSED TO LICENSEE BY LICENSOR “AS IS”; (2) LICENSOR, ITS AFFILIATES, AND THEIR RESPECTIVE REPRESENTATIVES SUCCESSORS AND PERMITTED ASSIGNS, MAKE NO REPRESENTATIONS, WARRANTIES, UNDERTAKINGS, PROMISES, INDUCEMENTS OR AGREEMENTS OF ANY KIND, WHETHER DIRECT, INDIRECT, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, REGARDING THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY LICENSED TECHNOLOGY OR LICENSED PRODUCTS; (3) LICENSOR ASSUMES NO RESPONSIBILITY WHATSOEVER WITH RESPECT TO DESIGN, DEVELOPMENT,MANUFACTURE, COMMERCIALIZATION, USE, SALE, IMPORTATION,EXPORTATION, DISTRIBUTION, OR OTHER DISPOSITION OF LICENSED TECHNOLOGY OR LICENSED PRODUCTS BY LICENSEE, ITS AFFILIATES, DISTRIBUTORS, OR SUBLICENSEES OR ANY USE OF LICENSED PRODUCTS BY ANY CUSTOMERS OF THE FOREGOING. FURTHER, AND NOT TO LIMIT THE FOREGOING, LICENSOR AND ITS AFFILIATES – INCLUDING THEIR REPRESENTATIVES AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS – MAKE NO WARRANTY OR REPRESENTATION (i) REGARDING THE SCOPE OF ANY OF THE CLAIM(S), WHETHER ISSUED OR PENDING, OF ANY LICENSED PATENTS OR THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE.

(b)	The Parties acknowledge and agree that the exclusions of liability contained in this Agreement reflect the allocations of risk between the Parties are reasonable and appropriate in the circumstances.

7.5	LICENSEE Indemnity.

(a)	LICENSEE shall defend, hold harmless and indemnify LICENSOR, its Affiliates and their respective Representatives, successors and permitted assigns (“LICENSOR Indemnitees”), from any and all liability, loss (including legal fees), expenses, or damages suffered, incurred by or imposed on any one or more LICENSOR Indemnitees as the result of claims, threats, demands, suits, actions, costs or judgments asserted against the LICENSOR Indemnitees by a Third Party (collectively, “LICENSOR Claims”), arising out of:

(i)	the Commercialization of the Licensed Technology or any activities related thereto, the use of the License granted under Article 2 (License Grant), and the distribution, sale or use of the Licensed Products by LICENSEE or its Affiliates, Representatives, or SUBLICENSEEs including, without limitation, any product liability claims resulting therefrom, but excluding therefrom, in all cases, any matter for which LICENSOR has indemnified the LICENSEE Parties under Section 7.8 (LICENSOR Indemnity);

(ii)	LICENSEE’s or its Representatives’ or Affiliates’ gross negligence or willful misconduct in connection with this Agreement; or

(iii)	LICENSEE’s or its Representatives’ or Affiliates’ breach of this Agreement that is not cured within 90 calendar days of receiving a written notice from LICENSOR detailing the particulars of the breach and requesting that the same be cured, or such longer period of time as may be agreed to by the Parties in writing;

provided that LICENSEE shall not be obligated to indemnify, defend and hold harmless any LICENSOR Indemnitees to the extent that any LICENSOR Claims arise from breach of this Agreement by the LICENSOR Indemnitees or from the gross negligence or willful misconduct on the part of such LICENSOR Indemnitees.

(b)	Subject to Applicable Law, the indemnity provided in this Section 7.5 (LICENSEE Indemnity) shall survive any expiry or termination of this Agreement. LICENSEE acknowledges that LICENSOR is entering this Agreement and obtaining the foregoing indemnification on its own behalf and also on behalf of the LICENSOR Indemnitees and is holding the rights contained in this Section 7.5 (LICENSEE Indemnity) in trust for the LICENSOR Indemnitees.

7.6	LICENSOR Claim Settlements. Notwithstanding anything contained in Section 7.5 (LICENSEE Indemnity): (i) LICENSEE shall not be entitled to settle any LICENSOR Claims against any one or more LICENSOR Indemnitees in respect of which such LICENSOR Claim has been made without the prior written approval of LICENSOR, which approval shall not be unreasonably withheld or delayed; and (ii) LICENSEE shall consult with LICENSOR and shall keep LICENSOR reasonably informed with respect to all LICENSOR Claims in respect of which indemnification may be sought under this Agreement.

7.7	LICENSEE Claim Settlements. Notwithstanding anything contained in Section 7.8 (LICENSOR Indemnity): (i) LICENSOR shall not be entitled to settle any LICENSEE Claims against any one or more LICENSEE Indemnitees in respect of which such LICENSEE Claim has been made without the prior written approval of LICENSEE, which approval shall not be unreasonably withheld or delayed; and (ii) LICENSOR shall consult with LICENSEE and shall keep LICENSEE reasonably informed with respect to all LICENSEE Claims in respect of which indemnification may be sought under this Agreement.

7.8	LICENSOR Indemnity. LICENSOR shall defend, hold harmless and indemnify LICENSEE, its Affiliates and their respective Representatives, successors and permitted assigns (“LICENSEE Indemnitees”), from any and all liability, loss (including legal fees), expenses, or damages suffered, incurred by or imposed on any one or more LICENSEE Indemnitees as the result of claims, threats, demands, suits, actions, costs or judgments asserted against the LICENSEE Indemnitees by a Third Party (collectively, “LICENSEE Claims”), arising out of: (a) LICENSOR’s direct breach (or indirect breach through its Affiliates or Representatives) of any term in this Agreement that is not cured within 90 calendar days of receiving a written notice from LICENSEE detailing the particulars of the breach and requesting that the same be cured, or such longer period of time as may be agreed to by the Parties in writing but excluding therefrom, in all cases, any matter for which LICENSEE has indemnified LICENSOR Indemnitees under Section 7.5 (LICENSEE Indemnity); (b) the Licensed Patents and/or the Licensed Technology infringing in the Territory any patents or Intellectual Property Rights of any Third Party; or (c) LICENSOR’s or its Affiliates’ or their respective Representatives’ gross negligence or willful misconduct in connection with this Agreement, provided that LICENSOR shall not be obligated to indemnify, defend and hold harmless any LICENSEE Indemnitees to the extent that any LICENSEE Claims arise from breach of this Agreement by the LICENSEE Indemnitees or from the gross negligence or willful misconduct on the part of such LICENSEE Indemnitees.

7.9	Insurance. LICENSEE shall obtain and carry in full force and effect, with a reputable and financially secure insurance carrier having at least an AA rating, at its own expense, commercial general liability insurance and product liability insurance, including coverage of LICENSOR, providing protection in regard to events covered in Section 7.5 (LICENSEE Indemnity). Such insurance shall be consistent with industry practice and the stage of Development and Commercialization of Licensed Technology or Licensed Products provided, that at the First Commercial Sale in any jurisdiction, LICENSEE shall have insurance with limits of not less than $CAN5,000,000 (Five Million Dollars Canadian) per occurrence and $CAN10,000,000 (Ten Million Dollars Canadian) in the aggregate. The minimum amounts of insurance coverage required by this Agreement shall not be construed to create a limit of LICENSEE’s liability with respect to its indemnification under this License Agreement. The policy shall provide for thirty (30) days prior written notice from the insurer to LICENSOR before any cancellation, modification or reduction in coverage.

8.	TERM AND TERMINATION

8.1	This Agreement shall commence on the Effective Date and continue for ten (10) years unless earlier terminated in accordance with this Agreement (the “Term”).

8.2	This Agreement may be terminated without cause by either LICENSOR or the LICENSEE on not less than twelve months’ prior written notice to the other, or such shorter period as they may agree.

8.3	Without affecting any other right or remedy available to it, the LICENSOR may terminate this Agreement with immediate effect by giving written notice to the LICENSEE if:

(a)	the LICENSEE fails to pay any amount due under this agreement on the due date for payment and remains in default not less than fourteen days after being notified in writing to make such payment; or

(b)	the LICENSEE commits a breach of any other term of this Agreement and (if such breach is remediable) fails to remedy that breach within a period of fourteen days after being notified in writing to do so; or

(c)	the LICENSEE repeatedly breaches any of the terms of this Agreement in such a manner as to reasonably justify the opinion that its conduct is inconsistent with it having the intention or ability to give effect to the terms of this Agreement; or

(d)	the LICENSEE suspends, or threatens to suspend, payment of its debts or is unable to pay its debts as they fall due or admits inability to pay its debts or is deemed unable to pay its debts; or

(e)	the LICENSEE commences negotiations with all or any class of its creditors with a view to rescheduling any of its debts, or makes a proposal for or enters into any compromise or arrangement with any of its creditors other than (being a company) for the sole purpose of a scheme for a solvent amalgamation of the LICENSEE with one or more other companies or the solvent reconstruction of the LICENSEE; or

(f)	a petition is filed, a notice is given, a resolution is passed, or an order is made, for or in connection with the winding up of the LICENSEE (being a company, limited liability partnership or partnership); or

(g)	an application is made to court, or an order is made, for the appointment of an administrator, or a notice of intention to appoint an administrator is given or an administrator is appointed, over the LICENSEE; or

(h)	the holder of a qualifying floating charge over the assets of the LICENSEE (being a company or limited liability partnership) has become entitled to appoint or has appointed an administrative receiver; or

(i)	a person becomes entitled to appoint a receiver over all or any of the assets of the LICENSEE or a receiver is appointed over all or any of the assets of the LICENSEE; or

(j)

a creditor or encumbrancer of the LICENSEE attaches or takes possession of, or a distress, execution, sequestration or other such process is levied or enforced on or sued against, the whole or any part of the LICENSEE’s assets and such attachment or process is not discharged within fourteen days; or

(k)	any event occurs, or proceeding is taken, with respect to the LICENSEE in any jurisdiction to which it is subject that has an effect equivalent or similar to any of the events mentioned in any of Sections 8.3(d) to 8.3(j) (inclusive); or

(l)	the LICENSEE’s financial position deteriorates so far as to reasonably justify the opinion that its ability to give effect to the terms of this Agreement is in jeopardy; or

(m)	the LICENSEE suspends or ceases, or threatens to suspend or cease, carrying on all or a substantial part of its business; or

(n)	there is a Change of Control of the LICENSEE; or

(o)	any representation or warranty given by the LICENSEE is found to be untrue or misleading.

8.4	If, pursuant to Section 2.4, LICENSOR determines that the Licensed Technology has not been Commercialized in one or more countries within the Territory to its reasonable satisfaction, it shall give notice of that determination to the LICENSEE and thereafter may terminate the License in respect of such country or countries, and/or grant a license to a third party to Commercialise the Licensed Technology on such terms as LICENSOR may determine. Upon notice of such determination being given to the LICENSEE, the License as it pertains to such country or countries covered by the determination shall end, and LICENSOR, its Affiliates and SUBLICENSEEs shall immediately cease all use and Commercialization of Licensed Products and all use of the Licensed Technology (including through any Representatives) in connection with such country or countries.

8.5	If the Parties do not, within six (6) months of the date of approval by the U.S. Food and Drug Administration of the Licensed Product, enter into a written agreement for the manufacture and supply of Licensed Product to the LICENSEE relating to Regulatory Approvals and Commercialization on mutually acceptable terms, then, at any time thereafter, LICENSOR may terminate this Agreement with thirty (30) days written notice to the other Parties in existence at the time of giving the written notice (including LICENSEE if it has been formed by that time).

8.6	If ASEP and Seaspring do not, within six (6) months of the Effective Date, enter into a written shareholders agreement with respect to the ownership, control and funding of LICENSEE on mutually acceptable terms, then, at any time thereafter, LICENSOR may terminate this Agreement with thirty (30) days written notice to the other Parties in existence at the time of giving the written notice (including LICENSEE if it has been formed by that time).

8.7	Upon termination or expiry of this Agreement for any reason, the following terms shall apply:

(a)	the License shall end and LICENSOR, its Affiliates and SUBLICENSEEs shall immediately cease all use and Commercialization of Licensed Products and all use of the Licensed Technology (including through any Representatives) and any other related Confidential Information of LICENSOR; and

(b)	Articles 1, 5, 9, 10 and 11, and Sections 2.7(b), 3.6, 3.7, 4.1, 4.3, 7.3(b), 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, and 8.5, shall survive.

9.	DISPUTE RESOLUTION

9.1	Dispute Identified - Negotiation. The Parties recognize that bona fide disputes as to certain matters, or questions which relate to either Party’s rights and/or obligations under this Agreement, or to the interpretation and enforcement of this Agreement (“Disputes”) may arise from time to time during the Term. The Parties acknowledge, agree, and desire that any Dispute arising between them should be settled amicably. The Parties shall attempt in good faith to resolve any Dispute arising out of or relating to this Agreement promptly by negotiation between representatives of each Party who have authority to settle the Dispute. Any Party may give the other Party written notice of any Dispute not resolved in the normal course of business. If the Parties cannot resolve the Dispute within thirty (30) days from the date of such notice, unless extended in writing by the Parties, then the Dispute shall be resolved according to Section 9.2 (Arbitration).

9.2	Arbitration. Subject to Section 9.3 (Damages Inadequate), the Parties agree to submit any Dispute arising from, related to or concerning this Agreement to binding arbitration held before a single arbitrator in accordance with the rules of the Canadian Arbitration Association. The arbitration shall be held in the City of Vancouver, British Columbia. There shall be one arbitrator agreed to by the Parties within twenty (20) days of receipt by one Party from the other of a request for arbitration, and if the Parties fail to agree on an arbitrator within such period (or such longer period as may be agreed to in writing by both Parties), then the arbitrator shall be appointed by the ADR Institute of British Columbia in accordance with the ADRIC Arbitration Rules. The language of the arbitration and award shall be English. The Parties shall equally share the fees of the arbitrator and the facility fees. The Parties shall each bear their own legal costs and expenses of the arbitration. Any decision of the arbitrator shall be final and binding on the Parties and their respective successors and assigns and there shall be no right to appeal such decision, whether on a question of law, a question of fact, or a mixed question of fact and law. The courts shall only retain jurisdiction over the granting of conservatory measures, injunctive relief, and the approval of any arbitration award.

9.3	Damages Inadequate. Each Party acknowledges and agrees that monetary damages may be an inadequate remedy for a breach or threatened breach of the confidentiality or intellectual property provisions of this Agreement by a Party and each Party hereby agrees that, in the event of abreach or threatened breach of any such provision of this Agreement by a Party, the non- breaching party may seek to enforce its rights and the obligations of the breaching Party in a court of competent jurisdiction by specific performance, injunction, or other equitable remedy.

10.	NOTICES

10.1	Notices. Any notice or other communication required or permitted to be delivered to a Party under this Agreement shall be in writing and any such notice or communication shall be delivered by hand, commercial courier, or by e-mail (with a confirmation of receipt), to the addresses first written above (or such other address as may be notified to the Parties). Notice or other communication so delivered shall be deemed to have been delivered and received (i) if delivered by hand or commercial courier, on the day of such delivery, and (ii) if delivered by e-mail (with a confirmation of receipt), on the first business day in the jurisdiction of the recipient after the day of transmission. A Party may change its address for service to another address from time to time by notice given in accordance with the foregoing.

11.	OTHER

11.1	Further Assurances. The Parties will execute and deliver all such further documents, do or cause to be done all such further acts and things, and give all such further assurances as may be reasonably necessary to give full effect to the provisions and intent of this Agreement.

11.2	Non-Use of Names. Neither Party shall use the names or trademarks of the other Party, or any adaptation thereof, or the names of any of its directors, officers, employees or agents for any advertising, promotional sales purpose without the prior written consent of the other Party and said individuals, as the case may be.

11.3	Relationship of Parties. The relationship between the Parties is that of independent contractors. The Parties expressly disclaim any intention to create a partnership or joint venture, and nothing in this Agreement shall constitute the Parties partners or joint venturers or constitute either Party the agent of the other, and no party shall have any authority to act for or assume any obligations and responsibility on behalf of the other Party except as otherwise expressly set out in this Agreement.

11.4	Time of the Essence. Time shall be of the essence in this Agreement.

11.5	Schedules. Unless otherwise expressly defined in the Schedules to this Agreement, all capitalized terms appearing in the Schedules have the meanings attributed to them in this Agreement.

11.6	Waiver. No waiver of any provision of this Agreement will constitute a waiver of any other provision (whether or not similar), nor will any waiver constitute a continuing waiver unless otherwise expressly agreed in writing. No consent or waiver, express or implied, by a Party to or of any breach or default by the other Party in the performance of any of that other Party’s obligations under this Agreement will be deemed or construed to be a consent or waiver to or of any other breach or default of such obligation or a consent or waiver to or of any other obligation of that other Party. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege.

11.7	Provisions Severable. If any provision of this Agreement is to any extent held or rendered invalid, unenforceable or illegal in a final decision of a court of competent jurisdiction or in a final award of arbitration, then the Parties will engage in good faith negotiations to amend or restate such provision so as to render it valid, enforceable and legal and the remainder of this Agreement shall continue to be applicable and enforceable to the fullest extent permitted by law. The Parties shall endeavor to ensure that the economic effect of any such amended or restated provision approximates as much as possible the economic effect of the original provision.

11.8	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein, without reference to any rules of conflict of laws, except that questions affecting the construction and effect of any Licensed Patents shall be determined by the law of the jurisdiction in which the patent has been granted.

11.9	Rights and Remedies. If either Party should breach or violate any covenant or obligation in this Agreement, the non-breaching Party shall be entitled, subject to Article 9, to exercise any right or remedy available to it at law or in equity.

11.10	No Third-Party Benefits. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any third party beneficiary.

11.11	Enurement and Assignment. This Agreement shall enure to the benefit of the Parties, their successors and permitted assigns; provided, that no Party may assign its rights or obligations under this Agreement without the consent of the other Party, which will not be unreasonably withheld or delayed. Notwithstanding the foregoing, either Party may assign its rights and obligations under this Agreement without the other Party’s consent in connection with a disposition or transfer of all or substantially all that Party’s assets, undertaking and business in any form of transaction, and on written notice thereof to the other Party, and provided that the assignee agrees in writing with the other Party to be bound by the terms and conditions of this Agreement in the place and stead of the assigning Party (in a form acceptable to the other Party, acting reasonably).

11.12	Entire Agreement. The provisions of this Agreement together with the attached Schedules, and any related shareholders agreement between LICENSOR and the LICENSEE constitute the entire agreement between the Parties and supersede all previous communications, representations, and agreements, whether oral or written, between them with respect to subject matter hereof, there being no representations, warranties, terms, conditions, undertakings, or collateral agreements (express, implied, or statutory) between the Parties other than as expressly set out in this Agreement.

11.13	Amendment. Except as otherwise provided in this Agreement, no subsequent alteration, amendment, change, or addition to this Agreement will be binding upon the Parties unless reduced to writing and executed by both Parties.

11.14	Counterparts. This Agreement may be executed by electronic signatures and delivered by e-mail in .PDF format in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same instrument, and create a valid and binding agreement between the Parties to the same extent as paper copies executed in wet ink.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK - SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the duly authorized representatives of the Parties have executed this Agreement as of the Effective Date.

ASEP MEDICAL HOLDINGS INC.

Per:
Name:	Dr. Robert E.W. Hancock
Title:	Director

SEPSET BIOSCIENCES INC.

Per:
Name:	Dr. Robert E.W. Hancock
Title:	Director

SEASPRING W.L.L.

Per:
Name:	Sheikh Isa Al Khalifa
Title:	Director